As filed with the Securities and Exchange Commission on September 5, 2025

Registration Nos.

333-265737

333-203785

333-201554

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT NO. 333-265737

REGISTRATION STATEMENT NO. 333-203785

REGISTRATION STATEMENT NO. 333-201554

UNDER

THE SECURITIES ACT OF 1933

Star Operating Companies, Inc. (formerly Star Equity Holdings, Inc.)

(Exact name of registrant as specified in charter)

Delaware	33-0145723
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

53 Forest Ave, Suite 101

Old Greenwich, CT 06870

(203) 489-9500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard K. Coleman, Jr.

Chief Executive Officer

Star Operating Companies, Inc. (formerly Star Equity Holdings, Inc.)

53 Forest Avenue, Suite 101

Old Greenwich, Connecticut 06870

(203) 489-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission by Star Equity Holdings, Inc., a Delaware corporation (formerly Digirad Corp and now Star Operating Companies, Inc.) (“Star” or the “Registrant”):

•

Registration Statement on Form S-3, File No. 333-265737, filed on June 21, 2022, registering the issuance from time to time of up to $100,000,000 of any combination of common stock, preferred stock, debt securities, warrants, units, or rights;

•	Registration Statement on Form S-3, File No. 333-203785, filed on May 1, 2015, registering the issuance from time to time of up to 610,000 shares of the common stock; and

•

Registration Statement on Form S-3, File No. 333-201554, filed on January 16, 2015, registering the issuance from time to time of up to $20,000,000 of any combination of common stock, preferred stock, debt securities, warrants, or units.

On August 22, 2025, pursuant to the Agreement and Plan of Merger, dated as of May 21, 2025, by and between Star, Hudson Global, Inc., a Delaware corporation (“Hudson”), and HSON Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Hudson (“Merger Sub”), Merger Sub merged with and into Star, with Star continuing as the surviving corporation of the merger (the “Merger”), and a wholly owned subsidiary of Hudson.

In connection with the Merger, Star is terminating any offering of Star’s securities pursuant to the Registration Statements and deregistering any and all securities registered but unsold or otherwise unissued under the Registration Statements. In accordance with an undertaking made by Star in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, Star hereby removes from registration all of such securities of Star registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1, and terminates the effectiveness of the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Star certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Old Greenwich, State of Connecticut, on this September 5, 2025.

STAR OPERATING COMPANIES, INC. (formerly Star Equity Holdings, Inc.)

By:	/s/ Richard K. Coleman, Jr.
Richard K. Coleman, Jr.
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 in reliance upon Rule 478 of the Securities Act.